Exhibit 99.1

Nascent Signs Letter of Intent to Acquire Its Mexico Sales Alliance Partner
                         Grupo Sur Promociones

       With This Acquisition, Nascent Will Be the Leading Sales,
  Distribution, Merchandising and Promotions Company of Imported Food
    and Beverage Products in Mexico with More Than 4,500 Full Time
                               Employees


    SAN DIEGO--(BUSINESS WIRE)--May 31, 2007--Nascent Wine Company, Inc. (OTCBB: NCTW), dba Nascent Foodservice, the only nationwide distributor of imported food and beverage products in Mexico, announced today that it signed a letter of intent (LOI) to acquire Grupo Sur Promociones de Mexico S.A. de C.V.

    Grupo Sur Promociones de Mexico S.A. de C.V. (GSP) is one of the largest Field Marketing and Below the Line Marketing (BTL) organizations in Mexico with 4,500 employees servicing 180,000 retail accounts, including convenience stores and every supermarket chain. GSP's expertise includes launching new products, merchandising, promotions, sampling, sales and marketing of retail products. Its revenues ending December 31, 2006 (unaudited) were approximately $25 million US dollars.

    This would be the largest acquisition to date for Nascent and it completes its national retail play in Mexico. Nascent now has not only sales and distribution into every supermarket chain in the country, now it has merchandising and promotions as well.

    Both GSP and Nascent are two of the three founding members of the Mexico Sales Alliance, www.MexicoSalesAlliance.com, the leading sales group in Mexico concentrating on importing, marketing, selling and distributing products from all over the world into Mexico.

    The combination of these two companies makes for a new "powerhouse" in the food and beverage market. Nascent will use Grupo Sur's services to market more than 2,000 of its current products, including Miller Beer, Cora Italian Foods, General Mills, Ferrarelle Water, Kabbalah Energy Drink and more. The companies will also cross-pollinate their products and services, offering a variety of solutions to every existing and new customer.

    Sandro Piancone, CEO of Nascent, says, "With GSP on our team we achieve yet another milestone in the retail industry. Not only have we built the only nationwide broadline distribution system in Mexico for imported products, but now with merchandising, marketing and promotions, we are truly the only one-stop shop for anyone wanting to sell food, beverage and related products into Mexico." He continued by saying, "Our first step will be to work with Grupo Sur to promote our existing products into accounts they currently service."

    Gregory Cowal, President of Grupo Sur, stated, "This is the culmination of 30 years of hard work; we can now be part of one of the largest sales organizations in all of Mexico." Mr. Cowal continued, "This relationship will also greatly benefit our customers. Now they have the first choice for national distribution where before they mixed and matched distribution city by city."

    About Grupo Sur Promociones

    Grupo Sur Promociones de Mexico S.A de C.V. (dba GSP) is a 30 year old company servicing 180,000 retail stores and the leading Below the Line (BTL) and Field Marketing organization in Mexico with more than 4,500 employees, 12 subsidiaries and 40 satellite offices. It provides services including merchandising, sampling, retail promotions, retail data capture, event management, sales and marketing throughout Mexico. Grupo Sur services almost every supermarket in Mexico including Wal-Mart, Soriana, Gigante. It also boasts some of the most recognized brand names as customers, including Proctor & Gamble, S C Johnson, 20th Century Fox, General Mills, Glaxo Smith Kline, CHEP pallets, Kellogg's and many others.

    www.GSP.com.mx

    About Nascent Foodservice

    Nascent Wine Company Inc. dba Nascent Foodservice is the leading food and beverage distributor of imported products throughout Mexico, marketing and distributing over 2,000 national and proprietary brand food and non-food products. Nascent Foodservice also has the exclusive right to distribute Miller Beer in Baja California, Mexico. In addition, Nascent sells select products from Nestle, Haagen-Dazs, General Mills, Ferrarelle Water, Cora Italian Food Products, Bonafont Water, Avasoft Ice Cream, Mitsuki Asian products, Bonet European products, Kabbalah Energy Drink, and Jolly Rancher Soda. Nascent is focused on acquiring the most profitable and well positioned distributors in Mexico with the best food and beverage portfolios in the country. Nascent is currently servicing over 7,000 sales points including supermarkets, convenience stores and foodservice accounts. Nascent Foodservice trades on the OTC Bulletin Board as Nascent Wine Company, Inc., ticker symbol NCTW.OB.

    www.NascentFoodservice.com

    CONTACT: Pilot Financial Communications Network
             Rick Gean, 480-247-2142 (Investor Relations) info@pilotfcn.com